EXHIBIT 5

Warner Norcross + Judd LLP
150 Ottawa Avenue NW

Suite 1500
Grand Rapids, Michigan 49503-2832

616-752-2000

www.wnj.com

February 21, 2025

ChoiceOne Financial Services, Inc.

109 East Division

Sparta, Michigan 49345

Re:	Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We represent ChoiceOne Financial Services, Inc., a Michigan corporation (“ChoiceOne”) in connection with (a) its registration statement on Form S-4 (File No. 333-282177), as amended (the “Original Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which was declared effective on October 18, 2024, and (b) its related registration statement on Form S-4 filed with the SEC pursuant to Rule 462(b) under the Act (the “462(b) Registration Statement,” and together with the Original Registration Statement, the “Registration Statement”).

This letter is furnished in connection with the Company’s filing of the 462(b) Registration Statement relating to the proposed offering of up to an additional 2,800 shares of ChoiceOne’s common stock, no par value (the “Common Stock”), which may be issued in connection with the proposed merger of Fentura Financial, Inc. (“Fentura”) with and into ChoiceOne pursuant to the terms of an Agreement and Plan of Merger, dated as of July 25, 2024, by and between ChoiceOne and Fentura (the “Merger Agreement”). The terms of the proposed merger, the Merger Agreement, and the Common Stock are described in the Joint Proxy Statement and Prospectus which forms a part of the Registration Statement to which this opinion is an exhibit.

As counsel for ChoiceOne, we are familiar with its Articles of Incorporation and Bylaws and have reviewed, among other things, the following:

1.	The Merger Agreement;

2.	The Registration Statement;

3.	Certain resolutions of ChoiceOne's board of directors; and

4.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and the authenticity of all documents submitted to us as originals or copies.

Based on the foregoing, we are of the opinion that, (a) upon the 462(b) Registration Statement becoming effective under the Act, and (b) the issuance of the Common Stock in the manner contemplated in the Merger Agreement, the Common Stock will be validly issued, fully paid, and nonassessable.

This opinion, which is limited to the matters specifically referenced in this letter and is further limited to the laws of the State of Michigan and the federal laws of the United States of America, is effective as of the date of this opinion. No expansion of our opinion may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to us under the heading “Legal Matters” in the related prospectus and proxy statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Warner Norcross + Judd LLP

/s/ Charlie Goode
Charlie Goode A Partner